EXHIBIT 10.2
March 25, 1996


Mr. William F. Griffin
10938 Blue Roan Road
Oakton  VA   22124

Dear Bill:

It is with great excitement and pleasure that I offer for you to join Electrosource as Executive Vice President, Marketing and Development. In this capacity you will report directly to me and be responsible for all marketing and sales activities, and will participate in the determination of the strategic direction of the Company. The terms of the offer are as follows:

SALARY: The salary for the position is $144,000 per annum, paid biweekly.

BONUS: You will participate in the Electrosource Management Incentive Program which includes annual performance reviews which result, assuming successful performance, in cash and stock option awards. Based on anticipated performance, your target bonus for the balance of 1996 is $25,000.

STOCK OPTIONS: Upon signing, you will receive 280,000 options, priced on the date approved by the compensation committee, which will vest as follows: 130,000 six months after your employment date, 75,000 one year from the first vesting date, and 75,000 one year thereafter.

RELOCATION: No relocation is required at this time. Electrosource will pay for your travel as required for business and your stay in Austin, your assigned location. Should relocation become necessary in the future, you will be relocated as an employee and a budget defined at the appropriate time.

EMPLOYEE BENEFITS: The benefit coverage of the offered position is summarized in the attached benefit package.

TERMINATION: Electrosource agrees to, in the event of non-voluntary termination (for reasons other than cause e.g. illegal, destruction or dishonest conduct), pay three months of salary and benefits, either on regular pay periods or in a lump sum at Electrosource discretion.

We would like you to transition from consultant to full time employee as soon as possible. Please indicate your acceptance by signing below. This offer is subject to final Board approval.

Very truly yours,

     /s/
Michael G. Semmens
President and CEO
                         Accepted:        /s/
                                   William F. Griffin
                         Date:  3/25/96